Exhibit 10.9

[Execution]

(Account – With Activation)

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Agreement is entered into as of November 15, 2005 among Vitamin Shoppe Industries Inc. (“Company”) Wachovia Bank, National Association, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the Lenders described below (in such capacity together with its successors and assigns “Agent”), and Bank of America, N.A. (“Bank”) with respect to the following:

A. Bank has agreed to establish and maintain for Company deposit account number 9429291251 (the “Account”).

B. The Company has entered into financing arrangements with Agent and the parties to the Loan Agreement as lenders (collectively, with their respective successors and assigns “Lenders”) pursuant to which the Company may from time to time have certain indebtedness or other obligations to Agent and Lenders. As used herein the term “Loan Agreement” shall mean the Loan and Security Agreement, dated November __, 2005, among Agent, Lenders, the Company and certain of its affiliates, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

C. Company has granted to Agent, for the benefit of the Lenders and the other Secured Parties (as defined in the Loan Agreement), a security interest in, among other things, the Account and in the checks and other payment instructions (“Checks”) deposited in the Account.

D. Company, Agent and Bank are entering into this Agreement to evidence Agent’s security interest in the Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Account.

Accordingly, Company, Agent and Bank agree as follows:

1. (a) This Agreement evidences Agent’s control over the Account. Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Account, Bank will comply with instructions originated by Agent as set forth herein directing the disposition of funds in the Account without further consent of the Company.

(b) Company represents and warrants to Agent and Bank that it has not assigned or granted a security interest in the Account or any Check deposited in the Account, except for the security interest granted to Agent and each of the other Secured Parties (as defined in the Loan Agreement) and the rights and interests of Bank set forth herein.

(c) Company will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than the security interests of Agent and each of the other Secured Parties and the rights and interests of Bank set forth herein.

2. During the Activation Period (as defined below), Company and its officers, agents and other representatives shall not have any authority to withdraw any amounts from, to draw upon or otherwise exercise any authority or power with respect to the Account or amounts held therein or payable therefrom and Bank shall not permit Company to do any of the foregoing. Prior to the Activation Period, Company may operate and transact business through the Account in the ordinary course of business, including making withdrawals from the Account, but covenants to Agent that it will not close the Account without Agent’s prior written consent. Bank shall have no liability in the event Company breaches this covenant to Agent.

Company and Agent acknowledge and agree that Bank may debit the Account for any ACH credit entries (the “Entries”) that may have been originated by Company but that have not settled at the time of Bank’s receipt of the Notice (as hereinafter defined) or for any Entries that are subsequently returned thereafter.

A reasonable period of time following the commencement of the Activation Period (not to exceed five (5) Business Days after Bank’s receipt of the Notice), and continuing on each Business Day thereafter, Bank shall transfer all collected and available balances in the Account automatically and without further direction each Business Day, at Company’s sole cost and expense, by federal funds wire transfer, solely to Agent at its account specified in the Notice. The “Activation Period” means the period which commences within a reasonable period of time not to exceed two (2) Business Days after Bank’s receipt of a written notice from Agent in the form of Exhibit A hereto (the “Notice”). A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal.

3. Bank agrees that it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4 hereof, until it has been advised in writing by Agent that all of Company’s obligations that are secured by the Checks and the Account (other than contingent obligations not yet accrued at such time) are paid in full and the financing arrangements of Agent and Company and its subsidiaries shall have been terminated. Agent shall notify Bank promptly in writing upon payment in full of Company’s obligations (other than contingent obligations not yet accrued at such time).

4. Bank is permitted to charge the Account:

(a) for its fees and charges relating to the Account or associated with this Agreement; and

(b) in the event any Check deposited into the Account is returned unpaid for any reason or for any breach of warranty claim.

5. (a) If the balances in the Account or any other account of Company or its subsidiaries maintained at Bank are not sufficient to compensate Bank for any fees or charges due to Bank in connection with the Account or this Agreement, Company agrees to pay Bank upon written demand the amount due to Bank. Company will have breached this Agreement if it has not paid Bank, within five (5) Business Days after such demand, the amount due to Bank.

(b) If the balances in the Account or any other account of Company or its subsidiaries maintained at Bank are not sufficient to compensate Bank for any returned Check, Company agrees to pay Bank upon written demand the amount due to Bank. If Company fails to so pay Bank promptly upon written demand and if the balances in the Account or any other deposit account of Company or its subsidiaries at Bank are not sufficient to compensate Bank for any such returned Check, Agent (for the account of Company) agrees to pay Bank, within five (5) Business Days after Bank’s written demand to Agent, any amount received by Agent with respect to such returned Check. The failure to so pay Bank shall constitute a breach of this Agreement.

(c) Company hereby authorizes Bank, without prior notice, from time to time after the expiration of the five (5) Business Day periods described in subsections 5(a) and 5(b) hereof, to debit any other account Company may have with Bank for the amount or amounts due to Bank under subsections 5(a) or 5(b) hereof.

6. (a) Each Business Day, Bank will send any Checks as well as any other materials, such as invoices, which it may receive related to the Account, plus information regarding the deposits to the Account, to the address specified below for Company or as otherwise specified in writing by Company to Bank, and will send a copy of each such documents and the deposit advice to the address specified below for Agent.

(b) In addition to the original Bank statement provided to Company, Bank will provide Agent with a duplicate of such statement.

7. (a) Bank will not be liable to Company or Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting gross negligence, bad faith or intentional misconduct or material breach of its obligations under this Agreement.

(b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

(c) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or Agent or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

(d) Bank shall have no duty to inquire or determine whether Company’s obligations to Agent are in default or whether Agent is entitled to provide the Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

(e) Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank reasonably deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

(f) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process issued by any governmental authority exercising competent jurisdiction concerning the Account or any Check and shall not be in violation of this Agreement for so doing.

8. Company and Agent (for the account of Company) shall jointly and severally indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any other reasonable fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement; provided, that, Agent’s obligations under this Section 8 shall be limited to disputes or legal actions by third parties only. This section does not apply to any cost or damage attributable to the gross negligence, bad faith or intentional misconduct of Bank or breach of this Agreement by Bank. Company’s obligations under this section shall survive termination of this Agreement. Agent’s obligations under this section shall survive one hundred twenty (120) days after termination of this Agreement.

9. Company and Agent shall jointly and severally pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and reasonable attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement, including but not limited to any such costs, expenses and reasonable fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code; provided, that, Company and Agent shall not be obligated to pay Bank in connection with its gross negligence, bad faith or willful misconduct or material breach of its obligations under this Agreement. Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and reasonable attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

10. Termination and Assignment of this Agreement shall be as follows:

(a) Agent may terminate this Agreement by providing notice to Company and Bank that all of Company’s obligations which are secured by Checks and the Account (other than contingent obligations not yet accrued at such time) are paid in full. Agent may also terminate or it may assign this Agreement upon thirty (30) days’ prior written notice to Company and Bank. Bank may terminate this Agreement upon thirty (30) days’ prior written notice to Company and Agent. Company may not terminate this Agreement except with the written consent of Agent and upon prior written notice to Bank.

(b) Notwithstanding subsection 10(a) hereof, Bank may terminate this Agreement at any time by written notice to Company and Agent if either Company or Agent breaches any of the terms of this Agreement, or any other agreement with Bank.

(c) Upon termination of this Agreement by Bank or by Agent, any collected and available balances in the Account will be transferred in accordance with Agent’s instructions and the Account will be closed unless Agent has sent the notice to Bank referred to in Section 3 above that the obligations of Company which are secured by the Account (other than contingent obligations not yet accrued at such time) and the financing arrangements of Company with Agent have been terminated. If Agent has sent such notice to Bank as referred to in Section 3 above, then upon termination of this Agreement, any collected and available balances in the Account will be transferred in accordance with Company’s instructions. If for any reason this Agreement is terminated other than pursuant to a notice from Agent to Bank referred to in Section 3 hereof, then the Account shall be closed and any funds, deposits or credits in the Account shall be sent to such account of Agent as Agent may specify in writing to Bank.

11. Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally and by general equitable principles; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any material law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

12. (a) This Agreement may be amended only by a writing signed by Company, Agent and Bank; except that Bank’s charges are subject to change by Bank upon thirty (30) days’ prior written notice to Company.

(b) This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

(c) This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

(d) This Agreement shall be interpreted in accordance with North Carolina law without reference to that state’s principles of conflicts of law.

13. All notices, requests and demands hereunder shall be deemed to have been given or made upon receipt regardless of method of delivery. Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing.

14. Nothing contained in this Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company or Agent. Company and Agent agree that nothing contained in this Agreement, nor any course of dealing among the parties to this Agreement, shall constitute a commitment or other obligation on the part of Bank to extend credit to Company or Agent.

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

Vitamin Shoppe Industries Inc. (“Company”)		Address for notices:
Vitamin Shoppe Industries Inc. Corporate Office
By:	/s/ Ronal M. Neifield	2101 91st Street
Name:	Ronal M. Neifield	North Bergen, New Jersey 07047
Title:	General Counsel/Vice President	Attention: Vice President of Finance (or with respect to notices of default only, General Counsel)

Wachovia Bank, National Association, as Agent (“Agent”)		Address for notices:
Wachovia Bank, National Association, as Agent
By:	/s/ Marc J. Breier	1133 Avenue of the Americas
Name:	Marc J. Breier	New York, New York 10036
Title:	Director	Attention : Portfolio Manager
Phone : 212-840-2000
Fax: 212-545-4283

Bank of America, N.A. (“Bank”)		Address for notices:
Bank of America, N.A
By:	/s/ Michael J. Araujo	Deposit Support East
Name:	Michael J. Araujo	225 N. Calvert Street
Title:	Assistant Vice President	Mail Code : MD4-301-10-38
Baltimore, Maryland 21202
Phone : 410-605-8616
Fax : 410-347-0316

and

Bank of America, N.A
225 N. Calvert Street
Mail Code : MD4-301-10-38
Baltimore, Maryland 21202
Attn: Helen P. Hudson
Phone: 410-605-8616
Fax: 410-347-0316

EXHIBIT A

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

Form of Activation Notice

[Letterhead of Wachovia Bank, National Association]

To:	Bank of America, N.A Deposit Support East 225 N. Calvert Street Mail Code: MD4-301-10-38 Baltimore, Maryland 21202 Phone: 410-605-8616 Fax: 410-347-0316	Bank of America, N. A 225 N. Calvert Street Mail Code : MD4-301-10-38 Baltimore, Maryland 21202 Attn: Helen P. Hudson Phone: 410-605-8616 Fax: 410-347-0316

Re:	Vitamin Shoppe Industries Inc. Account No. 9429291251

Ladies and Gentlemen:

Reference is made to the Deposit Account Control Agreement, dated November __, 2005 (the “Agreement”) among Vitamin Shoppe Industries Inc., us and you regarding the above-described account (the “Account”). In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds to our account as follows:

Bank Name: Bank Address: ABA No.: Account Name: Account No.: Reference:	Wachovia Bank, National Association Charlotte, North Carolina 053-000-219 Wachovia Bank, National Association 5000000030279 Vitamin Shoppe

Very truly yours,

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title: